Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Amendment No. 18 to Registration Statement No. 811-22083 on Form N-1A of our report dated November 14, 2012, relating to the financial statements and financial highlights of Fidelity Inflation-Protected Bond Index Central Fund, and of our report dated November 16, 2012, relating to the financial statements and financial highlights of Fidelity Tactical Income Central Fund, each a fund of Fidelity Central Investment Portfolios II LLC, appearing in the Annual Reports on Form N-CSR of Fidelity Central Investment Portfolios II LLC for the year ended September 30, 2012, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which is a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 26, 2012